Exhibit 99.1
                                NEWS

Charter Receives Notice Regarding Minimum Bid Price Rule

St. Louis, Missouri, April 18, 2008 – Charter Communications, Inc. (NASDAQ: CHTR) announced today that it received notice from the Nasdaq Stock Market on April 14, 2008 that its Class A common stock had closed below $1.00 per share for 30 consecutive business days, and the Company is therefore not in compliance with Marketplace Rule 4450(a)(5).

In accordance with Marketplace Rule 4450(e)(2), the Company may regain compliance if at any time by October 13, 2008, the Company’s Class A common stock closes at or above $1.00 for 10 consecutive business days and the Company otherwise meets the Nasdaq’s listing requirements.

If the Company does not regain compliance by October 13, 2008, the Company may apply for continued listing on The Nasdaq Capital Market if it meets the Nasdaq’s initial listing requirements other than the minimum price rule at the time.  If approved, the Company will be granted up to an additional 180 calendar days to regain compliance while trading on The Nasdaq Capital Market.

Neither the debt covenants applicable to Charter or its subsidiaries, nor its ongoing operations are directly affected by the Company’s non-compliance with Marketplace Rule 4450(a)(5) or continued trading on the Nasdaq Global Select Market.

Charter is committed to continuing to improve our operating and financial results to increase value for our shareholders.

About Charter Communications

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States. Charter provides a full range of advanced broadband services, including Charter Digital® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services and business telephone. Charter’s advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Media:                                                      Investors:
Anita Lamont                                          Marty Richmond
314-543-2215                                            314-543-5621